Exhibit 99.1

EXECUTION VERSION

FRAMEWORK AGREEMENT

BY AND AMONG

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

TIME WARNER INC.

AND

TIME WARNER MEDIA HOLDINGS B.V.

DATED AS OF FEBRUARY 28, 2014

FRAMEWORK AGREEMENT

FRAMEWORK AGREEMENT (this “Agreement”), dated as of February 28, 2014, by and between Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid, or private limited company, organized under the laws of the Netherlands (“TW BV”), Time Warner Inc., a Delaware corporation (“TWX”), and Central European Media Enterprises Ltd., a Bermuda company (the “Company”).  Capitalized terms used in this Agreement have the meaning set forth in Section 12.1, unless defined elsewhere herein.

RECITALS

WHEREAS, the Company intends to file the Registration Statement on Form S-3 to undertake a rights offering (the “Rights Offering”) to allow the holders as of the Record Date of its outstanding shares of (a) Class A Common Stock, par value $0.08 per share (“Class A Common Stock”), (b) Series A Convertible Preferred Stock, par value $0.08 per share (“Series A Preferred Stock”) (allocated on an as-converted basis), and (c) Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (“Series B Preferred Stock”) (allocated on an as-converted basis as of December 25, 2013), the right to purchase an aggregate of 3,391,403 units (the “Units”) (subject to adjustment in accordance with Section 12.3) at the Subscription Price, with each Unit consisting of (i) a Senior Secured Note due 2017 to be issued by the Company in an aggregate principal amount equal to the aggregate Subscription Price pursuant to the Note Indenture (the “Notes”) and (ii) 21.167376 warrants (each, a “Unit Warrant”) (subject to adjustment in accordance with Section 12.3) to be issued pursuant to the Unit Warrant Agreement, with each Unit Warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at an exercise price of $1.00 per share;

WHEREAS, TW BV will agree, pursuant to the Standby Purchase Agreement between TW BV and the Company in the form attached hereto as Exhibit A (the “Backstop Agreement”), to participate in the Rights Offering and to purchase 576,968 additional Units (the “Private Placement Units”) (subject to adjustment in accordance with Section 12.3) in a private placement pursuant to Section 4(a)(2) of the Securities Act (the “Unit Private Placement”) and, in connection with the Rights Offering, will commit to subscribe for and purchase any Units that remain unsold in the Rights Offering (the “Backstop Commitment”), in each case at the Subscription Price, provided such Rights Offering, Backstop Commitment and Unit Private Placement are closed prior to the Initial Term Loan Maturity Date;

WHEREAS, the Company and TWX (or its Affiliate) (the “Term Loan Lender”) shall on the date hereof enter into a term loan credit agreement (the “Term Loan Agreement”) with the Company, which Term Loan Agreement will provide that the Term Loan Lender will make a term loan credit facility (the “Term Loan Facility” and the loans outstanding thereunder, the “Term Loan”) to the Company as follows: (x) in the event of the closing of the Rights Offering, Backstop Commitment and Unit Private Placement prior to May 29, 2014 (the “Bridge Date”), concurrently with the closing of the Rights Offering, Backstop Commitment and Unit Private Placement, the Term Loan Lender will make a Term Loan to the Company in the aggregate principal amount of $30.0 million that will mature on December 1, 2017, and (y) on the Bridge Date in the event the Rights Offering, Backstop Commitment and Unit Private Placement are not

closed prior to the Bridge Date, the Term Loan Lender will make the Term Loan to the Company in the aggregate principal amount equal to the sum of (i) the U.S. Dollar equivalent of the aggregate principal amount of the 2016 Notes outstanding plus the early redemption premium thereon payable to the holders thereof upon discharge of the 2016 Notes, in each case, as of the Business Day immediately prior to the Bridge Date using the Euro/U.S. Dollar spot exchange rate published in the Wall Street Journal (the “Refinancing Portion of the Term Loan”) plus (ii) $30.0 million, which will mature on September 8, 2014 (the “Initial Term Loan Maturity Date”), provided that, if the Rights Offering, the Backstop Commitment and the Unit Private Placement are closed on or prior to the Initial Term Loan Maturity Date, the Company will apply the proceeds therefrom to repay the Refinancing Portion of the Term Loan and any accrued interest thereon, with any accrued interest thereon in excess of such proceeds to be repaid by the Company from the proceeds of the Term Loan or the Revolving Credit Facility, and the maturity date of the remaining $30.0 million of the Term Loan will be extended to December 1, 2017; provided, further, if the Refinancing Portion of the Term Loan together with accrued interest thereon has not been prepaid on or prior to the Initial Term Loan Maturity Date in the manner set forth above, the Company shall issue and deliver to TW BV 84,000,000 Term Warrants and upon such issuance, the Initial Term Loan Maturity Date will be extended to December 1, 2017;

WHEREAS, the Company and TWX (the “Revolver Lender”) intend to enter into a senior secured revolving credit facility (the “Revolving Credit Facility”) in the aggregate principal amount of $115.0 million;

WHEREAS, in connection with the financing transactions described herein, the Company agrees to issue to TW BV, subject to the terms and conditions of Article II of this Agreement and the Escrow Agreement, a warrant (the “TW Initial Warrant”) to purchase, subject to the approval of the shareholders of the Company and the other conditions herein specified, 30.0 million shares (the “Initial Warrant Shares”) of Class A Common Stock by entering into the warrant agreement in the form attached hereto as Exhibit B (the “Initial Warrant Agreement”);

WHEREAS, as a condition to closing the Rights Offering and entering into the Revolving Credit Facility Documentation and the Term Loan Facility Documentation, as applicable, the Company shall be required to obtain the consent of the holders of at least a majority in principal amount of the 2017 Notes to the incurrence of debt under the Revolving Credit Facility and the Term Loan Facility, as applicable, as well as an additional €40.0 million of indebtedness (the “2017 Bondholder Consent”);

WHEREAS, in connection with obtaining the 2017 Bondholder Consent, the Company will cause CET 21 spol. s r.o. (“CET 21”) to commence a consent solicitation (the “2017 Bondholder Consent Solicitation”) in accordance with the terms hereof and the Consent Solicitation Statement in the form attached hereto as Exhibit C (the “Consent Solicitation Statement”), promptly following the date hereof;

WHEREAS, in connection with the issuance of the TW Initial Warrant and the Private Placement Units and the commencement of the Rights Offering, the Company will prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement in the form attached hereto as Exhibit D (as amended or supplemented following filing with the SEC, the

“Company Proxy Statement”) with respect to holding a special general meeting of its shareholders to approve (i) an amendment to the Bye-laws and the conditions of the Company’s Memorandum to increase the authorized share capital of the Company from $25.6 million to $36.8 million by increasing the number of authorized shares of Class A Common Stock from 300,000,000 shares to the Increased Authorized Share Number, (ii) the Rights Offering and (iii) the issuance to TW BV of the TW Initial Warrant and warrants exercisable for up to 84,000,000 shares of Class A Common Stock, in each case, as required by, and in accordance with, NASDAQ Rule 5635(d), and mail the final Company Proxy Statement to the Company’s shareholders and hold the shareholders meeting as promptly as practicable and in compliance with the Bye-Laws of the Company;

WHEREAS, in the event of a closing of the Rights Offering, Backstop Commitment and Unit Private Placement prior to the  Bridge Date, the proceeds of the Rights Offering (including the Backstop Commitment), the Term Loan and the Unit Private Placement will be used by the Company to discharge the 2016 Notes Indenture (the “2016 Note Redemption”), and the remaining proceeds of the Rights Offering (including the Backstop Commitment), the Term Loan and the Unit Private Placement will be used by the Company for general corporate purposes, and in the event the Rights Offering, Backstop Commitment and Unit Private Placement are not closed prior to the Bridge Date, the Term Loan will be used by the Company for the 2016 Note Redemption, and the remaining proceeds of the Term Loan will be used by the Company for general corporate purposes;

WHEREAS, to effect the 2016 Note Redemption, the Company shall, promptly following CET 21 obtaining the 2017 Bondholder Consent and either closing the Rights Offering (including the Backstop Commitment) and Unit Private Placement or entering into the Term Loan, give notice of the redemption to The Bank of New York Mellon (London Branch), as trustee under the 2016 Notes Indenture (the “2016 Notes Trustee”), and issue a notice of redemption as provided in the 2016 Notes Indenture; and

WHEREAS, on or prior to the date hereof, a special committee of the Company’s Board of Directors comprising directors independent from TWX and TW BV has received from Houlihan Lokey Financial Advisers Inc. (i) an opinion with respect to the fairness to the Company from a financial point of view of the terms of the transactions contemplated by this Agreement to such special committee’s satisfaction (the “Fairness Opinion”) and (ii) an opinion in conformity with the indenture governing the 2017 Notes (the “Indenture Opinion”), and copies thereof have been delivered to TWX on a non-reliance, information-only basis.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
CONSENT SOLICITATION IN RESPECT OF 2017 BONDHOLDER CONSENT

1.1.                        Entry into Solicitation Agent Agreement and Information and Tabulation Agent Agreement.  Promptly following the date hereof, and in any event within one day of the date hereof, CET 21 shall, or the Company shall cause CET 21 to, enter into a solicitation agent agreement with Citigroup Global Markets Inc. and an information and tabulation agent agreement with Global Bondholder Services Corporation, in each case in respect of the 2017 Bondholder Consent Solicitation and on terms customary for such transactions.

1.2.                        Commencement of 2017 Bondholder Consent Solicitation. On or prior to the date hereof, CET 21 has given notice to the 2017 Notes Indenture Trustee of its intention to commence the 2017 Bondholder Consent Solicitation.  The Company shall cause CET 21, as promptly as reasonably practicable, and in any event no later than one Business Day after the date hereof, to commence the 2017 Bondholder Consent Solicitation by mailing or causing to be mailed the Consent Solicitation Statement to the holders of the 2017 Notes. The Company shall cause CET 21 not to terminate, waive or assert nonsatisfaction of any of the conditions of, or make any material change to the terms of the 2017 Bondholder Consent Solicitation or the Consent Solicitation Statement, including but not limited to modifying the Expiration Time or the Consent Fee, without the prior written consent of TWX, provided that TWX will respond to any request for such consent as promptly as reasonably practicable.  Notwithstanding the foregoing, no revisions to the supplemental indenture in the form attached as Exhibit A to the 2017 Bondholder Consent Solicitation (the “Supplemental Indenture”) shall be permitted without the prior written consent of TWX, other than typographical, nonsubstantive corrections.  The Company shall, and shall cause CET 21 to, use its commercially reasonable efforts to obtain and accept the consents of the holders of the 2017 Notes and pay the Consent Fee, and enter into the Supplemental Indenture, in connection with the 2017 Bondholder Consent Solicitation.

1.3.                        Completion of 2017 Bondholder Consent Solicitation; Execution of Supplemental Indenture.  If, at the Expiration Time, CET 21 has obtained the 2017 Bondholder Consent, the Company shall (i) cause CET 21 to make prompt payment of the Consent Fee to each holder of the 2017 Notes entitled thereto in the matter described in the Consent Solicitation Statement, and (ii) cause CET 21 to enter into the Supplemental Indenture (as the same may be revised in accordance with the terms hereof) with the 2017 Notes Indenture Trustee, and deliver the requisite opinion to the 2017 Notes Indenture Trustee in connection therewith.

ARTICLE II.
ISSUANCE OF TW INITIAL WARRANT

2.1.                        Deposit of TW Initial Warrant.  On the date hereof, the Company, TWX and American Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), shall execute and deliver the Escrow Agreement and the Company shall deposit with the Escrow Agent the executed TW Initial Warrant to be issued to TW BV and an irrevocable instruction letter (the “Instruction Letter”) from the Company to the Escrow Agent providing for the issuance of the TW Initial Warrant to TW BV upon receipt of an instruction letter from TWX, as provided below in Section 2.2 and in accordance with the terms of the Escrow Agreement.

2.2.                        Issuance of TW Initial Warrant.  Pursuant to the Escrow Agreement and the Instruction Letter, the Escrow Agent shall issue the TW Initial Warrant to TW BV on the earliest to occur of (a) the date of the closing of the Rights Offering, Unit Private Placement, Backstop Commitment and the Term Loan, (b) the date on which the Term Loan is funded, and (c) the date on which TWX causes TW BV to certify to the Escrow Agent TWX’s good faith determination of the existence of a breach by the Company of the terms of this Agreement that, if capable of cure, shall not have been cured within fifteen (15) Business Days after the Company receives notice thereof (the “Initial Warrant Breach Notice”), which Initial Warrant Breach Notice shall (x) describe the breach in reasonable detail and (y) specify each provision or provisions of this Agreement allegedly breached by the Company.  Notwithstanding any other provision of this Agreement or the Escrow Agreement, the terms of the TW Initial Warrant will provide that the aggregate number of shares of Class A Common Stock issuable upon exercise of the TW Initial Warrant will not exceed 19.9% of the number of shares of Class A Common Stock outstanding on the date of the issuance of the TW Initial Warrant (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like) (the “19.9% Share Cap”), until the issuance of shares of Class A Common Stock issuable upon exercise of the TW Initial Warrant in excess of the 19.9% Share Cap is duly approved in advance by the holders of Class A Common Shares in accordance with NASDAQ Rule 5635(d).

ARTICLE III.
RIGHTS OFFERING; FILING OF REGISTRATION STATEMENT; BACKSTOP
COMMITMENT

3.1.                        Filing of Registration Statement.  The Company shall (a) as promptly as reasonably practicable (but in any event no later than one Business Day after the date hereof), file the Registration Statement on Form S-3 relating to the Rights, Units, Notes, Unit Warrants, and Class A Common Stock underlying the Unit Warrants, including all exhibits and financial statements required by the SEC to be filed therewith (including but not limited to the indenture in respect of the Notes in the form attached hereto as Exhibit E (the “Note Indenture”) and the warrant agreement in respect of the Unit Warrants in the form attached hereto as Exhibit F (the “Unit Warrant Agreement”)), (b) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and shall provide copies of such comments to TWX promptly upon receipt, (c) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (d) use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC and thereafter commence the Rights Offering as promptly as reasonably practicable, and in any event within eight Business Days following the date of such effectiveness, (e) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Registration Statement and distribute to the Company shareholders as of the Record Date any supplement or amendment to the Prospectus if any event shall occur which requires such action at any time prior to the closing of the Rights Offering, (f) as promptly as reasonably practicable (but in any event no later than March 10, 2014) prepare and file with the SEC the information required by Part III of Form 10-K to the extent such information is not included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on February 28, 2014, and (g) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Rights Offering.  Prior to the filing by the Company with the SEC of (i) any amendment or supplement to the Registration Statement or the Prospectus or (ii) any free writing prospectus or other documents that are incorporated by reference into the Registration Statement or the Prospectus or that reference TWX or any of its Affiliates, and until such time as the Rights Offering is closed, abandoned or terminated, the Company shall provide

TWX a reasonable opportunity to review and approve any document to be so filed, provided that TWX will respond as promptly as reasonably practicable and, in any event, reasonably in advance of any applicable deadline for such filing in order to allow the Company to meet such deadline for such filing; provided, further, however, that any such documents that (A) do not relate to any of the transactions contemplated hereby and (B) do not reference TWX or any of its Affiliates unless references to TWX or any of its Affiliates are consistent with the Company’s prior disclosures contained in its Company Reports and do not relate to any of the transactions contemplated hereby, shall not be subject to the approval of TWX.  The Company shall advise TWX, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any amendment or supplement has been filed, of the issuance of any stop order, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.  Without the prior written consent of TW BV, the Company shall not (w) on or prior to the Initial Term Loan Maturity Date, terminate the Rights Offering, (x) extend the period during which the Rights Offering may be accepted, (y) waive any condition to the closing of the Rights Offering, or (z) close the Rights Offering on terms other than those set forth in the Registration Statement, as the same may be amended in accordance with the terms hereof.  It shall be a condition to closing the Rights Offering that the Requisite Vote shall have been obtained and the transactions contemplated by the Backstop Agreement shall have been consummated contemporaneously on the fifth Business Day following the expiration of the Subscription Period (as defined in the Backstop Agreement).

3.2.                        Actions related to the Rights Offering.  In furtherance of the Rights Offering, the Company shall take all necessary action including but not limited to (i) engaging a dealer-manager or a subscription and information agent in respect of the Rights Offering, if and as the Company may determine appropriate in its sole discretion, (ii) the establishment of the Record Date for the Rights Offering, (iii) notification to NASDAQ of the intended Rights Offering and the Record Date in a timely manner promptly following the notice from the SEC that SEC has no further comments to the Registration Statement or that it will not review the Registration Statement, (iv) filing with NASDAQ of the listing of the additional shares in respect of the shares of Class A Common Stock underlying the Unit Warrants and filing, in the Company’s sole discretion, with the Luxembourg Stock Exchange for the listing of the Notes on the Euro MTF market and, (v) filing a prospectus with the SEC pursuant to Rule 424(b) under the Securities Act (the “Prospectus”) and (vi) filing a Form 8-A with the SEC registering the Notes and Unit Warrants under Section 12(g) of the Exchange Act.

3.3.                        Backstop Commitment.  Immediately prior to the commencement of the Rights Offering and the distribution of the Prospectus, the Company and TW BV shall, subject to the terms and conditions thereof (including the accuracy of the representations and warranties contained therein), enter into the Backstop Agreement pursuant to which TW BV will agree to participate in the Rights Offering and, in connection with the Rights Offering, will commit to subscribe for and purchase any Units that remain unsold in the Rights Offering, in each case at the Subscription Price.  The closing of the Backstop Commitment will take place simultaneously with the closing of the Rights Offering and in any event prior to the Initial Term Loan Maturity Date.

3.4.                        Unit Private Placement.  Pursuant to the terms and conditions of the Backstop Agreement, in the Unit Private Placement, the Company will agree to issue 576,968 Private Placement Units (subject to adjustment in accordance with Section 12.3) to TW BV, with each Private Placement Unit to be sold to TW BV at the Subscription Price.  The closing of the Unit Private Placement will take place simultaneously with the closing of the Rights Offering and in any event prior to the Initial Term Loan Maturity Date.

ARTICLE IV.
INTENTIONALLY OMITTED

4.1.                        Intentionally omitted.

ARTICLE V.
REVOLVING CREDIT FACILITY; TERM LOAN FACILITY

5.1.                        Revolving Credit Facility.  Upon the earlier to occur of (i) the closing of the Rights Offering, including the closing of the transactions contemplated by the Backstop Agreement, and (ii) the initial borrowing under the Term Loan Facility (such earlier date, the “Financing Closing Date”), the Company and the Revolver Lender shall, subject to the terms and conditions thereof (including the accuracy of the representations and warranties contained therein), enter into the Revolving Credit Facility attached hereto as Exhibit G (together with the related guaranties and security agreements, the “Revolving Credit Facility Documentation”).  In no event shall the Revolving Credit Facility be available unless the 2016 Note Redemption shall have occurred.

5.2.                        Term Loan Facility.  Upon the earlier of (a) the date of the closing of the Rights Offering, Backstop Commitment and Unit Private Placement and (b) the Bridge Date, the Company shall borrow, and the Term Loan Lender shall lend, the applicable amounts set forth in the Term Loan Facility attached hereto as Exhibit H (together with the related guaranties and security agreements, the “Term Loan Facility Documentation”), subject to the terms thereof (including the accuracy of the representations and warranties contained therein), with either Person’s failure to take such action deemed to be a breach hereunder, as shall be any breach of Article 5 of the Term Loan Facility.  Under certain circumstances set forth in the Term Loan Facility Documentation, the Company shall be required to issue the Term Warrants to TWX or one of its Affiliates.

5.3.                        Financing Closing Date Condition.  It shall be a condition to the obligations of the Term Loan Lender and TW BV, as applicable, to close the Rights Offering or to fund the Term Loan that the size of the Board of Directors of the Company (the “Board”) shall be not more than 11, with one less than the majority in number of such directors designated by TW BV who shall have been duly appointed to the Board upon the earliest to occur of (a) the date on which the Company mails to its shareholders the proxy statement for its 2014 Annual General Meeting of Shareholders, (b) April 15, 2014 and (c) the funding of the Term Loan; provided that TW BV has designated such number of directors to the Company at least fourteen (14) days prior to the anticipated occurrence of such date and each such nominee has provided in a timely manner all information reasonably required by the Company of candidates for its Board of Directors, including, without limitation, a completed directors’ and officers’ questionnaire in a form reasonably satisfactory to the Company, a power of attorney for purposes of Section 16 filings and such other documents reasonably necessary to comply with the Company’s corporate governance procedures.  In the event that the size of the Board is increased or reduced at any time thereafter, TW BV, in addition to any other rights it may have, shall retain the right to appoint a number of directors equal to one less than the number required to constitute a majority of the directors; provided that TW BV continues to own not less than 40% of the voting power of the Company.

ARTICLE VI.
REDEMPTION OF 2016 NOTES

6.1.                        Notice of Redemption to the 2016 Notes Trustee.

(a)                                 Upon the Financing Closing Date, the Company shall give notice to the 2016 Notes Trustee, the principal paying agent and the registrar under the 2016 Notes Indenture, of the Company’s election to redeem in full the 2016 Notes, which notice shall (i) establish the Redemption Date (as defined in the 2016 Notes Indenture) as the date 30 days following delivery of such notice (or if such date is not a Business Day, the next Business Day immediately following such date) and (ii) conform in all respects to the requirements set forth in Sections 3.2, 3.4 and, if applicable, 8.5 of the 2016 Notes Indenture.

(b)                                 In connection with the delivery of the notice referred to in Section 6.1(a) above, the Company shall also deliver any officer’s certificates and other documentation, and take all action including any necessary publication of notice, required under the 2016 Notes Indenture.

6.2.                        Deposit of the Redemption Price.  In connection with the funding of the Term Loan on the Bridge Date or the funding of the Term Loan and the receipt of proceeds pursuant to the Rights Offering, the Unit Private Placement and the Backstop Commitment, the Company will deposit with the 2016 Notes Trustee the proceeds of such funding or receipt in an aggregate amount necessary in order to effect the 2016 Note Redemption. The Company shall comply in all respects with the provisions set forth in the 2016 Notes Indenture relating to the deposit of the Redemption Price (as defined in the 2016 Notes Indenture) plus accrued and unpaid interest in respect of the 2016 Notes, including but not limited to Section 3.6 thereof and shall take all necessary action to effect the discharge of the 2016 Indenture and the 2016 Notes pursuant to Section 8.5 of the 2016 Indenture.

ARTICLE VII.
SPECIAL MEETING OF SHAREHOLDERS

7.1.                        Proxy Material; Special Meeting.  The Company shall (a) as promptly as reasonably practicable (but in any event no later than one Business Day after the date hereof), file with the SEC the Company Proxy Statement relating to the Special Meeting including the proposals that require a Requisite Vote (provided that the Company Proxy Statement shall not contain a proposal to increase the number of shares of Class A Common Stock that the Company is authorized to issue in excess of the Increased Authorized Share Number), (b) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and shall provide copies of such comments to TWX promptly upon receipt, (c) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (d) use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Special Meeting, (e) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Special Meeting, and (f) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Special Meeting.  The Company shall provide TWX a reasonable opportunity to review and approve any material amendments to the portions of the Company Proxy Statement that refer to TWX or any of its Affiliates or describe the transactions contemplated by this Agreement, including but not limited to the Note Indenture, the Term Loan Facility, the Revolving Credit Facility, the TW Initial Warrant or the Unit Warrant, prior to filing the Company Proxy Statement with the SEC, provided that TWX will complete any such review as promptly as reasonably practicable.  The Company’s Board shall take commercially reasonable lawful action to solicit the Requisite Vote.

ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES

8.1.                        Representations and Warranties of the Company.  The Company represents and warrants as of the date hereof to each of TWX and TW BV as follows:

(a)    Organization and Standing.  The Company is duly organized as an exempted company, limited by shares, validly existing and in good standing under the laws of Bermuda.  The Company has all requisite power and authority to conduct its business as presently conducted and as disclosed in the Company Reports.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as currently conducted, except where the failure of any Subsidiary to be duly organized, validly existing and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.  The Company’s Memorandum of Association, as in effect on the date hereof, and the Company’s Bye-laws, as in effect on the date hereof, are each filed as exhibits to the Company Reports.

(b)    Authorization, Execution and Delivery and Enforceability.  The Company has all requisite corporate power and corporate authority to enter into and to perform its obligations under the Company Agreements, to consummate the transactions contemplated hereby and thereby and to issue the TW Initial Warrant and the Units in the Rights Offering and the Unit Private Placement; provided, that, with respect to the transactions set forth in the Company Agreements that require prior shareholder approval, the Requisite Vote is obtained.  The execution and delivery of the Company Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company including, without limitation, by members of the Company’s Board independent from TWX; provided, that, with respect to the transactions set forth in the Company Agreements that require prior shareholder approval, the Requisite Vote is obtained.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

(c)     Capitalization.  The authorized capital stock of the Company consists of (i) 300,000,000 shares of Class A Common Stock, of which 135,112,367 shares are issued and outstanding and 114,782,605 shares have been reserved for issuance, (ii) 15,000,000 shares of Class B Common Stock, par value $0.08 per share, of which no shares are issued and outstanding, and (iii) 5,000,000 shares of preferred stock, par value $0.08 per share (the “Preferred Stock”), of which one share of Series A Preferred Stock is issued and outstanding and 200,000 shares of Series B Preferred Stock are issued and outstanding.  Upon obtaining the Requisite Vote, the Company will reserve for issuance the aggregate number of shares of Class A Common Stock for which the TW Initial Warrant and the Unit Warrants (including the warrants included in the Private Placement Units) are exercisable, and such reservation has been duly authorized.  All of the issued and outstanding shares of the Company’s capital stock are duly and validly authorized and issued and are fully paid and nonassessable.  Except as disclosed in the Company Reports or as contemplated by the Company Agreements and the Investor Rights Agreement, no shareholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of the Company and the Company has not granted any other shareholder any contractual rights to designate members of the Company’s Board.  Except as disclosed in the Company Reports or as contemplated by the Company Agreements, the Investor Rights Agreement, the TW Registration Rights Agreement and the RSL Registration Rights Agreement, the Company is not a party to any shareholder, voting or other agreements relating to the rights and obligations of the Company’s shareholders.  Except as disclosed in the Company Reports or as contemplated by the Company Agreements, the TW Registration Rights Agreement and the RSL Registration Rights Agreement, no Person has the right to require the Company to register any securities for sale under the Securities Act.

(d)    Subsidiaries.  Except as disclosed in the Company Reports, none of the Company or any of its Subsidiaries (i) has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company, and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of any Subsidiary of the

Company (other than any such obligation to the Company or any Subsidiary of the Company arising from time to time in connection with any internal restructuring or reorganizations of the Company’s Subsidiaries).

(e)     No Conflicts. Upon obtaining the Consents and Governmental Approvals contemplated by Section 8.1(f), neither the execution and delivery by the Company of the Company Agreements nor the performance by the Company of any of its obligations under the Company Agreements and the Investor Rights Agreement, nor the consummation of the transactions contemplated hereby and thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, redemption, repurchase, amendment, acceleration or cancellation of, (i) any provision of the governing documents of the Company or its Subsidiaries, (ii) the material broadcast licenses or franchises to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (iii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit or concession to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound or (iv) any Law applicable to the Company or its Subsidiaries or to their properties or assets, except, with respect to clauses (iii) and (iv) above, to the extent that any of the foregoing would not have a Material Adverse Effect.

(f)      Consents and Approvals.  Except for such Consents and Governmental Approvals that have been previously received, the 2017 Bondholder Consent, the Requisite Vote, to have the SEC declare effective the Registration Statement and to have the Czech National Bank approve the Czech prospectus relating to the Rights Offering, no Consent or Governmental Approval is required on the part of the Company in connection with the execution and delivery of the Company Agreements or the consummation of the transactions contemplated hereby and thereby.  The Company has available funds to pay the Consent Fee.

(g)     Company Reports.  The Company has timely filed all Company Reports.  As of their respective dates, the Company Reports complied in all material respects with the requirements of the Exchange Act, or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.  None of the Company Reports, including any financial statements or schedules included or incorporated by reference therein (the “Financial Statements”), at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly

Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h)    Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against TWX or any of its Affiliates for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of the Company.

(i)        Private Placement.  Neither the Company nor any Person acting on its behalf has offered to sell, or sold, the TW Initial Warrant by any form of general solicitation or general advertising (as those terms are used within the meaning of Regulation D (“Regulation D”) under the Securities Act).  Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the TW Initial Warrant to be integrated with any prior offering by the Company in a manner that could require the registration of the TW Initial Warrant under the Securities Act.

(j)       NASDAQ.  Shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed on the NASDAQ Global Select Market (“NASDAQ”), and trading in Class A Common Stock has not been suspended and the Company has taken no action designed to terminate the registration of the Class A Common Stock under the Exchange Act or to delist the Class A Common Stock from NASDAQ.

(k)    No Litigation.  Except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on February 28, 2014 in the form previously provided to TWX, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Entity or in arbitration now pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries or any business, property, officers, directors or rights of any such Person that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)        Compliance with Law.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, including, as applicable, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended.  The Company represents and warrants that since (i) January 1, 2009, the Company has not, (ii) since the later of January 1, 2009 and the time a Subsidiary became a Subsidiary, each Subsidiary has not, and (iii) to the Company’s knowledge, each director, officer, agent, employee or other Person authorized to act on behalf of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries has not used or promised to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization.  No director, officer, agent, or senior manager of the Company is, to the knowledge of the Company after reasonable due diligence, a foreign or domestic government official or employee, except for such an official or employee in a governmental position that has no relevance to the business of the Company.  The Company makes no representation in this paragraph with respect to the directors of the Company who are employees of TWX or one of its Subsidiaries.

8.2.                        Representations and Warranties of TWX and TW BV.  Each of TWX and TW BV, severally and not jointly, represents and warrants as of the date hereof to the Company as follows:

(a)    Organization and Standing; Ownership.  Such Person is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Such Person has all requisite power and authority to enter into the Company Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  TW BV is the holder of the following shares of capital stock of the Company:  (i) 61,407,775 shares of Class A Common Stock, (ii) one share of Series A Preferred Stock, and (iii) 200,000 shares of Series B Preferred Stock.  Except for the shares of Series A Preferred Stock and Series B Preferred Stock, the TW Initial Warrant and the Unit Warrants to be purchased pursuant hereto by TW BV, TW BV does not own or hold or have any contract or other right to acquire options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, shares or other equity interests of the Company.

(b)    Authorization, Execution and Delivery and Enforceability.  The execution and delivery by such Person of the Company Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Person.  Each of the Company Agreements to which it is a party has been duly executed and delivered by such Person and constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

(c)     No Conflicts.  Neither the execution and delivery of the Company Agreements to which it is a party by such Person, nor the performance by such Person of any of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of  any provision of (i) the governing documents of each of TWX and TW BV, (ii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit, concession, franchise, license to which such

Person or any of its Affiliates is a party or by which any of its properties or assets are bound, or (iii) any Law applicable to such Person or to its properties or assets which, in each case, would materially impair or delay the ability of such Person to consummate the transactions contemplated in the Company Agreements to which it is a party.

(d)    Financial Capability.  TW BV, TWX, the Revolver Lender and the Term Loan Lender, as the case may be, will have available funds necessary to consummate the financings on the terms and conditions contemplated by the Revolving Credit Facility Documentation, the Term Loan Facility Documentation, the Prospectus and the Backstop Agreement, as the case may be.

(e)     Consents and Approvals.  Except for amendments to its Schedule 13D and Forms 4 and the Consents and Governmental Approvals that have previously been received, no Consent or Governmental Approval is required on the part of such Person or its Affiliates in connection with the execution and delivery of the Company Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.  Except as publicly disclosed, none of such Person or any of its Affiliates is a party to any shareholder, voting or other agreements relating to the rights and obligations of the Company’s shareholders.

(f)      Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against the Company for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of TWX or TW BV.

(g)     Purchase for Investment.  TW BV acknowledges its understanding that the offering and sale of the TW Initial Warrant, the Term Warrants (if purchased) and any shares of Class A Common Stock to be issued pursuant to the exercise of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV are intended to be exempt from registration under the Securities Act and that the Company is relying upon the truth and accuracy of TW BV’s representations and warranties contained herein and TW BV’s compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of TW BV to acquire the TW Initial Warrant and the Term Warrants (if purchased) (and any shares of Class A Common Stock to be issued pursuant to the exercise of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased)) in accordance with the terms and provisions of this Agreement.  In furtherance thereof, TW BV represents and warrants to the Company that:

(i)                                     TW BV is an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, if there should be any change in such status prior to the issuance of the TW Initial Warrant and the Term Warrants (if purchased), TW BV will immediately inform the Company of such change;

(ii)                                  TW BV (A) has the financial ability to bear the economic risk of its investment in the TW Initial Warrant to be purchased pursuant hereto by

TW BV and any shares of Class A Common Stock to be issued pursuant to the exercise of such TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV, (B) can bear a total loss of its investment therein at this time, (C) has no need for liquidity with respect to its investment therein, (D) has adequate means for providing for its current needs and contingencies, and (E) has such knowledge, experience and skill in evaluating and investing in issues of equity securities, including securities of new and speculative issuers, based on actual participation in financial, investment and business matters, such that it is capable of evaluating the merits and risks of an investment in the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV and any shares of Class A Common Stock to be issued pursuant to the exercise of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV as an investment for itself; and

(iii)                               TW BV has been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of the offering of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV and any shares of Class A Common Stock to be issued pursuant to the exercise of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV and other matters pertaining to an investment in the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV and any shares of Class A Common Stock to be issued pursuant to the exercise of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV in order for TW BV to evaluate the merits and risks of an investment in the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV and any shares of Class A Common Stock to be issued pursuant to the exercise of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(iv)                              TW BV is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Issuer prior to the date hereof.

(h)    No Registration.  TW BV has been advised that the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV and any shares of Class A Common Stock to be issued pursuant to the exercise of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW

BV have not been registered under the Securities Act, or any non-U.S. securities, state securities or “blue sky” laws, and therefore cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available.  TW BV is purchasing the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV and any shares of Class A Common Stock to be issued pursuant to the exercise of the TW Initial Warrant to be purchased pursuant hereto and the Term Warrants (if purchased) by TW BV for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof.  In making the foregoing representations, TW BV is aware that it must bear, and represents that TW BV is able to bear, the economic risk of such investment for an indefinite period of time.

ARTICLE IX.

COVENANTS

9.1.                        Consents and Approvals.  From and after the date hereof, the Company shall use its commercially reasonable efforts to obtain, as promptly as reasonably practicable, any Consents and Governmental Approvals required on the part of the Company in connection with the transactions contemplated by the Company Agreements.  The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of the Company shall be paid by the Company.  Each of the Company and TWX shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to assist and cooperate with the other party in securing any such Consents and Governmental Approvals, including, without limitation, the 2017 Bondholder Consent Solicitation and to have the SEC declare effective the Registration Statement.

9.2.                        Securities Laws.  The Company shall timely make all filings and reports relating to the Rights Offering and the Unit Private Placement required under applicable securities Laws, including any “blue sky” laws of the states of the United States.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 9.2.

9.3.                        Public Announcements.  The parties agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued or made by or on behalf of any party or their respective Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as such announcement may, in the reasonable judgment of the releasing party, be required by Law, or any rule or regulation of any securities exchange on which securities of the releasing party are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. For the avoidance of doubt, any press release(s) to be issued announcing the execution of this Agreement, the Revolving Credit Facility Documentation, the Term Loan Facility Documentation, the Rights Offering, the Backstop Agreement and/or the Initial Warrant Agreement shall be mutually agreed by the parties prior to release.

9.4.                        Use of Proceeds. The Company will use the proceeds of the Term Loan (including the Refinancing Portion of the Term Loan) or, the proceeds of the Rights Offering (including the proceeds resulting from the Backstop Agreement), the Unit Private Placement and the Term Loan to fund the redemption of the 2016 Notes.  In the event that the Term Loan has been funded on the Bridge Date, the proceeds of the Rights Offering (including the proceeds from the Backstop Agreement) and the Unit Private Placement will be used by the Company to repay in full the Refinancing Portion of the Term Loan.  Until and including the Initial Term Loan Maturity Date, the Refinancing Portion of the Term Loan shall be repaid only from the proceeds of the Rights Offering (including the proceeds resulting from the Backstop Commitment) and the Unit Private Placement, in each case, if and to the extent closed.  Thereafter, the Company may pay the outstanding unpaid principal balance, any accrued and unpaid interest and fees and expenses owed to the Term Loan Lender from other sources of funds.

9.5.                        Agreement to Vote.  TW BV hereby agrees that at the Special Meeting, however called, or any adjournment or postponement thereof, TW BV shall be present (in person or by proxy) and vote (or cause to be voted) all of its shares of Class A Common Stock and its share of Series A Preferred Stock and any other voting equity interests of the Company over which TW BV has voting power in favor of, each as described in the Company Proxy Statement, the proposals (the “Proposals”) of the Special Meeting for (a) an amendment to the Bye-laws and the conditions of the Company’s Memorandum to increase the authorized share capital of the Company from $25.6 million to $36.8 million by increasing the number of authorized shares of Class A Common Stock from 300,000,000 shares to the Increased Authorized Share Number, (b) the Rights Offering and (c) the issuance to TW BV of the TW Initial Warrant and warrants exercisable for up to 84,000,000 shares of Class A Common Stock.  In addition, to the extent that any such actions are taken by the written consent of shareholders, TW BV shall provide consent in a manner consistent with this Section 9.5.

9.6.                        No Listing.  Without the prior written consent of TWX, neither the Company nor any Person acting on its behalf shall take any action to list the Units or the Unit Warrants on any exchange or inter-dealer quotation system, including any over-the-counter inter-dealer quotation system and to list the Notes other than on the Euro MTF market of the Luxembourg Stock Exchange.

ARTICLE X.

INDEMNIFICATION

10.1.                 Survival of Representations and Warranties.  All representations and warranties under this Agreement shall survive until the expiration of one (1) year following the date hereof.  All agreements and covenants contained in this Agreement shall survive until the expiration of the statute of limitations applicable thereto (except to the extent expressly provided in this Agreement).

10.2.                 Indemnification.

(a)    Notwithstanding any investigation at any time made by or on behalf of a TW Party or any TW Indemnified Persons or any knowledge (other than the actual knowledge (as demonstrated by the Company) of any directors of the Company that are employees of TWX or one of its subsidiaries based on information contained in written materials provided to all similarly situated directors of the Company in the context of their role as directors) or information that any TW Indemnified Person may now have or hereafter obtain, from and after the date hereof until (except with respect to (iv) below) the issuance of the TW Initial Warrant to TW BV, the Company shall indemnify, defend and hold harmless the members, officers, directors, employees, agents, Affiliates and representatives of each of TWX and TW BV (collectively with the TW Parties, the “TW Indemnified Persons”) against, and shall compensate and reimburse such TW Indemnified Persons for, any and all losses, liabilities, damages, and expenses, including all reasonable costs and expenses related thereto or incurred in enforcing this ARTICLE X (“Losses”) that any TW Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising from the breach of any of the representations or warranties of the Company contained in this Agreement, (ii) arising from the breach of any covenant or agreement of the Company contained in this Agreement, or (iii) arising from any action, suit, claim, proceeding or investigation instituted against such TW Indemnified Person by any Governmental Entity, any holder of equity securities of the Company who is not an Affiliate of such TW Indemnified Person, or any other Person (other than the Company) who is not an Affiliate of such TW Indemnified Person relating to this Agreement or the transactions contemplated by the Company Agreements (unless such action resulted from a breach of such TW Indemnified Person’s representations, warranties or agreements contained in any Company Agreement or any violations by such TW Indemnified Person of state or federal securities laws or any conduct by such TW Indemnified Person which constitutes fraud) and (iv) arising from the successful defense by a TW Indemnified Person of a claim of a Company Indemnified Person under Section 10.2(b)(iii).

(b)    From and after the date hereof, and notwithstanding any investigation at any time made by or on behalf of the Company or any Company Indemnified Persons or any knowledge or information that the Company or any Company Indemnified Person may now have or hereafter obtain, TWX shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons” and together with the TW Indemnified Persons, the “Indemnified Persons”) against, and will compensate and reimburse such Company Indemnified Persons for, (x) any and all Losses that any Company Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising from the breach of any of the representations or warranties of a TW Party contained in this Agreement or (ii) arising from the breach of any covenant or agreement of a TW Party contained in this Agreement and none of the Company Indemnified Persons shall be liable to a TW Party or any holder of equity securities of a TW Party for or with respect to any such Loss and (iii) arising from any release of the Instruction Letter and the TW Initial Warrant by the Escrow Agent pursuant to an improper certification by or instruction from TW BV or any of its Affiliates to the Escrow Agent.

(c)     The parties hereto hereby acknowledge and agree that for purposes of this ARTICLE X, in determining whether any representation or warranty has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.  The parties hereto hereby further acknowledge and agree that any claim for indemnification made in writing in accordance with the terms of this ARTICLE X on or prior to the applicable expiration date with respect to any such claim as set forth herein shall survive the date of this Agreement and any such applicable expiration date until the final resolution thereof.

(d)    In the case of any claim asserted by an Indemnified Person under this Agreement, notice shall be given by such Indemnified Person to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Person shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Person, and the Indemnified Person may participate in such defense at such Indemnified Person’s expense and (ii) the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Any settlement or compromise of such asserted claim by the Indemnifying Party shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid entirely by or on behalf of the Indemnifying Party) that provides a full release of the Indemnified Person with respect to such matter and does not contain an admission of liability on the part of the Indemnified Person and will not have an ongoing adverse effect on the business or operations of the Indemnified Person.

(e)     Absent fraud, willful misconduct or gross negligence by the party against whom a remedy is sought, from and after the date hereof, the sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be (a) monetary damages in accordance with the indemnification provisions set forth in this ARTICLE X and (b) the remedies set forth in Section 12.7.

(f)      Notwithstanding any provision herein to the contrary, the maximum liability of the Company with respect to the Losses suffered by any TW Indemnified Person for which the Company shall be liable to indemnify any TW Indemnified Person under this Agreement shall be an aggregate amount equal to fifty million Dollars ($50,000,000) (the “Cap”); provided that the Company will be required to indemnify any TW Indemnified Person for any breaches of representations and warranties only if such Losses in the aggregate exceed seven hundred fifty thousand Dollars ($750,000) and then only to the extent such Losses exceed such amount.  No TW Indemnified Person shall be entitled to any duplicative recovery for the same Losses under this ARTICLE X to the extent that any TW Indemnified Person has been compensated for such Losses pursuant to another Company Agreement.

(g)     Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not include consequential, indirect, punitive or exemplary damages.

(h)    Any indemnification of an Indemnified Person by an Indemnifying Party pursuant to this ARTICLE X shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Person within fifteen (15) Business Days after the determination thereof.

ARTICLE XI.

TERMINATION

11.1.                 Termination.  This Agreement may be terminated at any time:

(a)    by the mutual written consent of the Company and TWX;

(b)    by either the Company or TWX if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by the Company Agreements and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;

(c)     by either the Company or TWX if the 2017 Bondholder Consent has not been obtained as of a date mutually agreed to by the TW Parties and the Company, provided that the right to terminate this Agreement under this clause (c) will not be available to any party whose action or inaction, directly or indirectly, has been the cause of, or resulted in, the failure of the 2017 Bondholder Consent to have been obtained on or before such date;

(d)    prior to the Financing Closing Date, by TWX if the Company shall have materially breached the terms of this Agreement and such breach is not cured within fifteen (15) Business Days after receiving notice thereof; or

(e)     prior to the Financing Closing Date, by the Company if either TW Party shall have materially breached the terms of this Agreement and such breach is not cured within fifteen (15) Business Days after receiving notice thereof.

11.2.                 Effect of Termination.  In the event that this Agreement is terminated under Section 11.1, (a) all further obligations of the parties under this Agreement, other than pursuant to Section 9.3 and this Section 11.2 and ARTICLE X, will be terminated without further liability of any party to any other party, provided that such termination will not relieve any party from liability for its breach of this Agreement prior to such termination and (b) the Company shall take all steps necessary to promptly convene its 2014 Annual General Meeting of Shareholders in accordance with its customary practice if such meeting has not been held as of the date of termination.

ARTICLE XII.

DEFINITIONS AND MISCELLANEOUS

12.1.                 Definitions.  As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

(a)    “2016 Note Redemption” shall have the meaning set forth in the recitals of this Agreement.

(b)    “2016 Notes” means the 11.625% Senior Notes due 2016 issued by the Company under the 2016 Notes Indenture.

(c)     “2016 Notes Indenture” means the Indenture dated as of September 17, 2009, among the Company, as issuer, the subsidiary guarantors party thereto and the 2016 Notes Trustee, as trustee, governing the 2016 Notes.

(d)    “2016 Notes Trustee” shall have the meaning set forth in the recitals of this Agreement.

(e)     “2017 Bondholder Consent” shall have the meaning set forth in the recitals of this Agreement.

(f)      “2017 Bondholder Consent Solicitation” shall have the meaning set forth in the recitals of this Agreement.

(g)     “2017 Notes” means the 9.0% Senior Secured Notes due 2017 issued by CET 21 under the 2017 Notes Indenture.

(h)    “2017 Notes Indenture” means the Indenture dated as of October 21, 2010 (as amended), among CET 21, as issuer, the guarantors party thereto and the 2017 Notes Indenture Trustee, as trustee, governing the 2017 Notes.

(i)        “2017 Notes Indenture Trustee” means Citibank, N.A., London Branch.

(j)       “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided, that neither TW BV nor TWX shall be an Affiliate of the Company for purposes of this definition.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(k)    “Agreement” shall have the meaning set forth in the preamble of this Agreement.

(l)        “Backstop Agreement” shall have the meaning set forth in the recitals of this Agreement.

(m) “Backstop Commitment” shall have the meaning set forth in the recitals of this Agreement.

(n)    “Board” shall have the meaning set forth in Section 5.3 of this Agreement.

(o)    “Bridge Date” shall have the meaning set forth in the recitals of this Agreement.

(p)    “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or Prague are authorized or required by law to remain closed.

(q)    “Bye-laws” means the current Amended and Restated Bye-Laws of the Company, as last amended on June 12, 2013.

(r)       “Cap” shall have the meaning set forth in Section 10.2(f) of this Agreement.

(s)      “CET 21” shall have the meaning set forth in the preamble of this Agreement.

(t)       “Class A Common Stock” shall have the meaning set forth in the recitals of this Agreement.

(u)    “Company” shall have the meaning set forth in the preamble of this Agreement.

(v)    “Company Agreements” means, collectively, this Agreement, the Backstop Agreement, the Term Loan Facility Documentation, the Revolving Credit Facility Documentation, the Note Indenture, the Unit Warrant Agreement, the Initial Warrant Agreement, the Escrow Agreement and the Instruction Letter.

(w)  “Company Indemnified Persons” shall have the meaning set forth in Section 10.2(b) of this Agreement.

(x)    “Company Proxy Statement” shall have the meaning set forth in the recitals of this Agreement.

(y)    “Company Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act after January 1, 2013 and prior to the date hereof, the Registration Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 in the form provided to TWX prior to the date hereof.

(z)     “Consent Solicitation Statement” shall have the meaning set forth in the recitals of this Agreement.

(aa)                          “Consent Fee” shall have the meaning set forth in the Consent Solicitation Statement.

(bb)                          “Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

(cc)                            “Escrow Agent” means American Stock Transfer & Trust Company LLC, a New York limited liability trust company, or any successor thereto under the terms of the Escrow Agreement.

(dd)                          “Escrow Agreement” means that certain Escrow Agreement dated as of the date hereof by and between the Company, TWX and the Escrow Agent.

(ee)                            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ff)                              “Expiration Time” means 5:00 p.m. New York City time, on March 11, 2014, if and as extended from time to time upon the mutual agreement of the Company (on behalf of CET 21) and TWX.

(gg)                            “Fairness Opinion” shall have the meaning set forth in the recitals of this Agreement.

(hh)                          “Financial Statements” shall have the meaning set forth in Section 8.1(g) of this Agreement.

(ii)                                  “Financing Closing Date” shall have the meaning set forth in Section 5.1 of this Agreement.

(jj)                                “First Investor Rights Amendment” means that certain First Amendment to Investor Rights Agreement, dated as of April 30, 2012, by and among the Company, TW BV, Ronald S. Lauder, RSL Savannah LLC, RSL Capital LLC and RSL Investments Corporation.

(kk)                          “Governmental Approvals” means any Consent of, made with or obtained from, any Governmental Entity.

(ll)                                  “Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self-regulatory entity supervising, organizing and supporting any stock exchange.

(mm)                  “Increased Authorized Share Number” means 440,000,000 shares of Class A Common Stock.

(nn)                          “Indemnified Persons” shall have the meaning set forth in Section 10.2(b) of this Agreement.

(oo)                          “Indemnifying Party” shall have the meaning set forth in Section 10.2(d) of this Agreement.

(pp)                          “Indenture Opinion” shall have the meaning set forth in the recitals of this Agreement.

(qq)                          “Initial Term Loan Maturity Date” shall have the meaning set forth in the recitals of this Agreement.

(rr)                                “Initial Warrant Agreement” shall have the meaning set forth in the recitals of this Agreement.

(ss)                              “Initial Warrant Breach Notice” shall have the meaning set forth in Section 2.2 of this Agreement.

(tt)                                “Initial Warrant Shares” shall have the meaning set forth in the recitals of this Agreement.

(uu)                          “Instruction Letter” shall have the meaning set forth in Section 2.1 of this Agreement.

(vv)                          “Investor Rights Agreement” means that certain Investor Rights Agreement, by and among the Company, Ronald S. Lauder, RSL Savannah LLC, RSL Investment LLC, RSL Investments Corporation, and TW BV, dated as of May 18, 2009, as amended by the First Investor Rights Amendment and the Investor Rights Letter Agreement and as may be further amended from time to time.

(ww)                      “Investor Rights Letter Agreement” means that certain Letter Agreement, dated as of April 29, 2013, by and among the Company, TW BV, Ronald S. Lauder, RSL Savannah LLC, RSL Capital LLC and RSL Investments Corporation.

(xx)                          “Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

(yy)                          “Losses” shall have the meaning set forth in Section 10.2(a) of this Agreement.

(zz)                            “Material Adverse Effect” or “Material Adverse Change” means, with respect to the Company, any effect, event, development or change that, individually or together with any other event, development or change, is or is reasonably expected to (A) be materially adverse to the business, assets, results of operations or financial condition of the Company and the Company’s Subsidiaries, taken as a whole or (B) prevent or materially impair or materially delay the ability of the Company to consummate the transactions contemplated by the Company Agreements or to otherwise perform its obligations under the Company Agreements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect or a Material Adverse Change:  (a) a change in the market price or trading volume of the Class A Common Stock (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Material Adverse Effect or Material Adverse Change has occurred); (b)(i) changes in conditions in the global economy, the economies of the countries in which the Company and the Company’s Subsidiaries operate or the capital or financial markets generally, including changes in exchange rates; (ii) changes in applicable Laws (provided that such changes in Laws do not result in the cancellation of any broadcast license(s) or franchise(s) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, the cancellation of which would be material as indicated therein) or national or international political conditions (including hostilities or terrorist attack); or (iii) changes generally affecting the industry in which the Company and the Company’s Subsidiaries operate; in each case with respect to clauses (i), (ii) and (iii), to the extent such changes or developments referred to therein do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (c) changes in United States generally accepted accounting principles or other accounting principles after the date hereof; (d) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, mortgage brokers, investors, venture partners or employees, to the extent such changes or developments can be directly attributed to the announcement or performance of the Company Agreements and the transactions contemplated thereby; (e) natural disasters; (f) any affirmative action knowingly taken by TWX or TW BV that could reasonably be expected to give rise to a Material Adverse Effect (without giving effect to this clause (f) in the definition thereof); and (g) any action taken by the Company at the request or with the express consent of TWX.

(aaa)                   “NASDAQ” shall have the meaning set forth in Section 8.1(j) of this Agreement.

(bbb)                   “New York Court” shall have the meaning set forth in Section 12.5(b) of this Agreement.

(ccc)                      “Note Indenture” shall have the meaning set forth in Section 3.1 of this Agreement.

(ddd)                   “Notes” shall have the meaning set forth in the recitals of this Agreement.

(eee)                      “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(fff)                         “Preferred Stock” shall have the meaning set forth in Section 8.1(c) of this Agreement.

(ggg)                      “Private Placement Units” shall have the meaning set forth in the recitals of this Agreement.

(hhh)                   “Prospectus” shall have the meaning set forth in Section 3.2 of this Agreement.

(iii)                               “Record Date” means the record date for determining the respective holders of the Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock entitled to receive the Rights pursuant to the terms of the Rights Offering.

(jjj)                            “Registration Statement” means the registration statement of the Company in the form attached hereto as Exhibit I, that covers the Rights, Units, Notes, Unit Warrants and shares of Class A Common Stock underlying the Unit Warrants pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(kkk)                   “Refinancing Portion of the Term Loan” shall have the meaning set forth in the recitals of this Agreement.

(lll)                             “Regulation D” shall have the meaning set forth in Section 8.1(i) of this Agreement.

(mmm)       “Requisite Vote” means the approval at the Special Meeting of (i) an amendment to the Bye-laws and the conditions of the Company’s Memorandum to increase the authorized share capital of the Company from $25.6 million to $36.8 million by increasing the number of authorized shares of Class A Common Stock from 300,000,000 shares to the Increased Authorized Share Number, (ii) the Rights Offering and (iii) the issuance to TW BV of the TW Initial Warrant and warrants exercisable for up to 84,000,000 shares of Class A Common Stock, in each case, as required by, and in accordance with, NASDAQ Rule 5635(d), by a majority of the votes cast by the holders of the shares of Class A Common Stock and the Series A Preferred Share entitled to vote thereon, voting together as a single class.

(nnn)                   “Revolver Lender” shall have the meaning set forth in the recitals of this Agreement.

(ooo)                   “Revolving Credit Facility” shall have the meaning set forth in the recitals of this Agreement.

(ppp)                   “Revolving Credit Facility Documentation” shall have the meaning set forth in Section 5.1 of this Agreement.

(qqq)                   “Rights” means the rights distributed by the Company to purchase Units pursuant to the Rights Offering.

(rrr)                            “Rights Offering” shall have the meaning set forth in the recitals of this Agreement.

(sss)                         “RSL Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company, RSL Capital LLC and Ronald S. Lauder, dated as of April 30, 2012.

(ttt)                            “SEC” shall have the meaning set forth in the recitals of this Agreement.

(uuu)                   “Securities Act” means the Securities Act of 1933, as amended.

(vvv)                   “Series A Preferred Stock” shall have the meaning set forth in the recitals of this Agreement.

(www)             “Series B Preferred Stock” shall have the meaning set forth in the recitals of this Agreement.

(xxx)                   “Special Meeting” means the special general meeting of the shareholders of the Company to consider and vote upon the matters set forth in the Company Proxy Statement, scheduled to take place on the date and time provided in the Company Proxy Statement at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda, or any postponement or adjournment thereof.

(yyy)                   “Subscription Price” means $100.00 per Unit.

(zzz)                      “Subsidiary” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(aaaa)            “Supplemental Indenture” shall have the meaning set forth in Section 1.2 of this Agreement.

(bbbb)            “Term Loan Facility” shall have the meaning set forth in the recitals of this Agreement.

(cccc)                “Term Loan Facility Documentation” shall have the meaning set forth in Section 5.2 of this Agreement.

(dddd)            “Term Loan Lender” shall have the meaning set forth in the recitals of this Agreement.

(eeee)                “Term Loans” shall have the meaning set forth in the recitals of this Agreement.

(ffff)                    “Term Warrant Shares” shall mean the 84,000,000 shares of Class A Common Stock underlying the Term Warrants, as adjusted pursuant to the terms hereof.

(gggg)                “Term Warrants” means the warrants to purchase the Term Warrant Shares, the terms of which shall be substantially identical to those of the Unit Warrants.

(hhhh)            “TW BV” shall have the meaning set forth in the preamble of this Agreement.

(iiii)                            “TW Indemnified Persons” shall have the meaning set forth in Section 10.2(a) of this Agreement.

(jjjj)                        “TW Initial Warrant” shall have the meaning set forth in the recitals of this Agreement.

(kkkk)            “TW Parties” means each of TWX and TW BV.

(llll)                            “TW Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company and TW BV, dated as of May 18, 2009.

(mmmm) “TWX” shall have the meaning set forth in the preamble of this Agreement.

(nnnn)            “Unit Private Placement” shall have the meaning set forth in the recitals of this Agreement.

(oooo)            “Unit Warrant” shall have the meaning set forth in the recitals of this Agreement.

(pppp)            “Unit Warrant Agreement” shall have the meaning set forth in Section 3.1 of this Agreement.

(qqqq)            “Units” shall have the meaning set forth in the recitals of this Agreement.

12.2.                 Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) day after being sent by overnight courier service or if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

if to the Company, to:

Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00 Prague 5 - Barrandov
Czech Republic
Facsimile:	+420-242-464-483
Attention:	Legal Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:	Jeffrey A. Potash
Penny J. Minna
Facsimile:	+1 (212) 335-4501

if to TWX or TW BV, to:

Time Warner Media Holdings B.V.
c/o Time Warner Inc.
One Time Warner Center
New York, NY 10019
Attention:	General Counsel
Facsimile:	+1 (212) 484-7167

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	William H. Gump
Thomas Mark
Facsimile:	+1 (212) 728-8111

12.3.      Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.  The parties hereto acknowledge and agree that (i) the number of Units to be offered in the Rights Offering, (ii) the number of Unit Warrants included in each Unit and (iii) the number of Private Placement Units, in each case, set out in this Agreement were determined in accordance with the calculations agreed by the parties hereto. To the extent that the number of outstanding shares of Class A Common Stock as of the Record Date is different from the corresponding number used for purposes of this Agreement or to the extent that the Euro/U.S. Dollar spot exchange rate published in the Wall Street Journal as of the date immediately preceding the date of the Prospectus is different from the corresponding number used for purposes of this Agreement, the parties hereto agree to re-

calculate the number of Units to be offered in the Rights Offering, the number of Unit Warrants included in each Unit and the number of Private Placement Units based on such changes to the number of outstanding shares of Class A Common Stock or the Euro/U.S. Dollar spot exchange rate using the same methodology agreed by the parties hereto in the preparation of this Agreement and upon agreement by the parties hereto of the re-calculated Units to be offered in the Rights Offering, the number of Unit Warrants to be included in each Unit and the number of Private Placement Units, this Agreement shall be deemed to be amended without any further action by the parties hereto.

12.4.      Assignment.  Except as permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, however, that each TW Party shall be entitled to assign its rights and obligations hereunder to an Affiliate, provided such Affiliate agrees to be bound by the terms hereof and those of the TW Registration Rights Agreement and the Investor Rights Agreement (including the obligation to execute a joinder thereto, as applicable).

12.5.      Applicable Law; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION  12.2.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

12.6.      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION  12.6.

12.7.      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms of were otherwise breached.  It is accordingly agreed that the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York Court, in addition to the other remedies to which such parties are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law.

12.8.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

12.9.      Expenses.  Each party will be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

12.10.   Successors and Assigns.  This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.

12.11.   No Third Party Beneficiaries.  Nothing in this Agreement will confer any rights upon any person, other than Indemnified Persons with respect to ARTICLE X, that is not a party or a successor or permitted assignee of a party to this Agreement.

12.12.   Entire Agreement.  This Agreement, together with the other Company Agreements, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.

12.13.   Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Annexes are to exhibits and annexes attached hereto, each of which is made a part hereof for all purposes.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.  Unless the context otherwise requires: (i) a reference to a document includes all amendments, restatements or supplements to, or replacements or novations of, that document; (ii) the use of the terms “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively; (iii) the word “or” shall be disjunctive but not exclusive; (iv) unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); and (v) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.14.   Descriptive Headings.  The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

12.15.   Severability.  Every term and provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

12.16.   Adjustments.  The number of Initial Warrant Shares and Term Warrant Shares and shares of Class A Common Stock underlying the Unit Warrants and warrants issued as part of the Private Placement Units and the Increased Authorized Share Number referenced herein shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Class A Common Stock that occurs during the period beginning on the date hereof and ending on the date of issuance of such securities or the filing of the Bye-Law amendment containing such Increased Authorized Share Number, as applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN MEDIA
ENTERPRISES LTD.

By:	/s/ Michael Del Nin
	Name:	Michael Del Nin
	Title:	co-Chief Executive Officer

By:	/s/ Christoph Mainsuch
	Name:	Christoph Mainsuch
	Title:	co-Chief Executive Officer

[Framework Agreement — Signature Page]

TIME WARNER MEDIA HOLDINGS B.V.

By:	/s/ Stephen N. Kapner
	Name:	Stephen N. Kapner
	Title:	Director

TIME WARNER INC.

By:	/s/ James Burtson
	Name:	James Burtson
	Title:	Senior Vice President, Mergers & Acquisitions

[Framework Agreement — Signature Page]